Exhibit 11



                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                 Statement re Computation of Earnings Per Share



                                Nine Months Ended September 30                      Year Ended December 31
                                ------------------------------          ------------------------------------------
                                   1997               1996                  1996           1995            1994
                                   ----               ----                  ----           ----            ----
Average Shares Outstanding      8,635,877          8,544,814            8,562,048       8,462,016       8,291,903
Net (Loss) Income                (940,772)          (459,741)            (832,710)      2,503,875         (51,258)
Per Share Amount                    (0.11)             (0.05)               (0.10)           0.30           (0.01)